EXHIBIT 10.10

                               PROMISSORY NOTE

All American Golf Center, Inc. (AAGC) promises to pay $552,637.62 to Saint Andrews Golf Ltd. (SAGS) as repayment of cash advances and vendor payments made by SAGS on behalf of AAGC plus monthly interest at 10%. Repayments are unscheduled regarding dates and amounts and will be made out of AAGC net operating profits as availability of such funds permits.


Accepted by:


/s/ Ron Boreta                    Date:  October 26, 2004
Ron Boreta, President and
Chief Executive Officer, AAGC


/s/ John Boreta                   Date:  October 26, 2004
John Boreta, Secretary
Treasurer, SAGS


                                   GUARANTY

All American Sportpark, Inc. will assume responsibility for payment of this loan in the event AAGC is unable for any reason to repay the loan.


/s/ Ron Boreta                    Date:  October 26, 2004
Ron Boreta, President and
Chief Executive Officer